Exhibit 99.1

Aridis Pharmaceuticals Provides Update on Investor Day Featuring Key Opinion Leader Panels on Cystic Fibrosis and Pneumonia

SAN JOSE, Calif., March 4, 2020 /PRNewswire/ -- Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS), a biopharmaceutical company focused on the discovery and development of novel anti-infective therapies to treat life-threatening bacterial infections, is pleased to provide an update on its Investor Day being held on Thursday, March 12th, 2020 in New York City from 12:00PM-2:00PM EDT.

Featured moderators and speakers include:

•	Steven Opal, MD, Clinical Professor of Medicine, Infectious Disease Division, Brown University (Brown Medical School)
•	Lisa Saiman, MD, MPH, Professor of Pediatrics at Columbia University Medical Center (CUMC)
•	Joe Pinto, Executive Director of Pharmacy Operations, Mount Sinai Health System
•	Louise Chen, Managing Director, Cantor Fitzgerald
•	Jason McCarthy, PhD, Senior Managing Director, Maxim Group

Key agenda topics:

•	Update on Aridis’ programs AR-301 for the treatment of ventilator associated pneumonia (VAP) and AR-501, an inhalable therapy for chronic lung infections in CF patients
•	Panel discussions on the therapeutic landscape for acute pneumonia and cystic fibrosis (CF)
•	Infectious disease pricing and medical reimbursement policy overview
•	Government initiatives to enhance the development of novel therapeutics
•	Presentation of APEXTM, Aridis’ cutting-edge antibody discovery and production platform

“Aridis is part of a new generation of anti-infective companies developing novel therapeutics for life threatening diseases whereby superiority studies are the threshold for success. As such, it is a pleasure to host this forum to provide investors a better understanding of where the overall infectious disease treatment landscape (including drug pricing and reimbursement) is headed and in particular, the significant game-changing treatments for CF and pneumonia will play in the patient experience and medical community,” commented Vu Truong, Ph.D., Chief Executive of Aridis Pharmaceuticals.

Aridis is advancing AR-301 in a global clinical trial which remains on track to report top line data in 1H 2021, and enrolling AR-501's Phase 1/2a clinical trial with top-line data expected in 1H 2020 (healthy subjects), and in 2H 2021 (CF patients).

To learn more about the event or to register for attendance, please email RSVP@aridispharma.com.

About Aridis Pharmaceuticals, Inc.

Aridis Pharmaceuticals, Inc. discovers and develops anti-infectives to be used as add-on treatments to standard-of-care antibiotics. The Company is utilizing its proprietary APEXTM and MabIgX® technology platforms to rapidly identify rare, potent antibody-producing B-cells from patients who have successfully overcome an infection, and to manufacture mAbs for therapeutic treatment of critical infections. These mAbs are already of human origin and functionally optimized for high potency by the donor’s immune system; hence, they do not require genetic engineering or further optimization to achieve full functionality.

The Company has generated multiple clinical stage mAbs targeting bacteria that cause life-threatening infections such as VAP and HAP. The use of mAbs as anti-infective treatments represents an innovative therapeutic approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with the current standard of care which is broad spectrum antibiotics. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of efficacy, disruption of the normal flora of the human microbiome and lack of differentiation among current treatments. The mAb portfolio is complemented by a non-antibiotic novel mechanism small molecule anti-infective candidate being developed to treat lung infections in cystic fibrosis patients. The company’s pipeline is highlighted below:

Aridis' Pipeline

AR-301 (VAP). AR-301 is a fully human immunoglobulin 1, or IgG1, mAb currently in Phase 3 clinical development targeting gram-positive S. aureus alpha-toxin in VAP patients.

AR-101 (HAP). AR-101 is a fully human immunoglobulin M, or IgM, mAb targeting P. aeruginosa liposaccharides serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired pneumonia cases worldwide.

AR-501 (cystic fibrosis). AR-501 is an inhaled formulation of gallium citrate with broad-spectrum anti-infective activity being developed to treat chronic lung infections in cystic fibrosis patients.  This program is currently in a Phase 1/2a clinical study in healthy volunteers and CF patients.

AR-401 (blood stream infections). AR-401 is a fully human mAb preclinical program aimed at treating infections caused by gram-negative Acinetobacter baumannii.

AR-201 (RSV infection). AR-201 is a fully human IgG1 mAb preclinical program aimed at neutralizing diverse clinical isolates of respiratory syncytial virus (RSV).

For additional information on Aridis Pharmaceuticals, please visit https://aridispharma.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Aridis' expectations, strategy, plans or intentions. These forward-looking statements are based on Aridis' current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the timing of regulatory submissions, Aridis' ability to obtain and maintain regulatory approval of its existing product candidates and any other product candidates it may develop, approvals for clinical trials may be delayed or withheld by regulatory agencies, risks relating to the timing and costs of clinical trials, risks associated with obtaining funding from third parties, management and employee operations and execution risks, loss of key personnel, competition, risks related to market acceptance of products, intellectual property risks, risks associated with the uncertainty of future financial results, Aridis' ability to attract collaborators and partners and risks associated with Aridis' reliance on third party organizations.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption "Risk Factors" in Aridis' 10-K for the year ended December 31, 2018 and Aridis' other filings made with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Aridis does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Investor Relations
Jason Wong
Blueprint Life Science Group
jwong@bplifescience.com
(415) 375-3340 Ext. 4

SOURCE Aridis Pharmaceuticals

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